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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



                                  NEWS RELEASE


Vancouver, British Columbia, February 25, 2002 - Suite101.com, Inc. (OTC BB:
BOWG) announced today that Messrs. Douglas Loblaw, John Campbell and Brent Peters had been elected to its Board of Directors. Messrs. Loblaw, Campbell and Peters join Mr. Mitchell G. Blumberg who has served on the Board since February 1999 and replace Mr. Peter Bradshaw and Ms. Julia Bradshaw, who resigned today, and Mr. Alfred J. Puchala, Jr., who resigned on February 13, 2002. The election of the new Directors occurred at a Board of Directors meeting held today. Mr. Bradshaw and Ms. Bradshaw today also completed the sale of an aggregate of 1,625,617 shares of their common stock. In addition, Mr. Bradshaw resigned today as the Chairman of the Board and Chief Executive Officer of the Company. Mr. Blumberg was elected President of the Company.

         The changes in management are a part of the Company's on-going efforts to redirect its operations. Since mid-December, 2001, in an effort to conserve its available cash, the Company has reduced its staff and currently has one employee. It has revised its compensation arrangements with its Contributing Editors to eliminate its monthly payment. Effective January 31, 2002, it entered into a Management and Operating Services Agreement with Creative Marketeam Canada, Ltd., a corporation wholly-owned by Mr. Loblaw. Marketeam provides continuing management and operating services, at its expense, over the day-to-day operations of the Suite101 Web site. Marketeam is restricted from entering into any material transactions on behalf of the Company and remains responsible to the Company's Board of Directors. In consideration of the services to be performed by Marketeam, the Company pays to Marketeam a fee of US$26,000 per month, plus an amount equal to the Company's receipts from its current revenue contracts.

         The Company's Board of Directors intends to continue the present efforts to seek to redirect the Company's efforts into other business activities. It is expected that these activities will be unrelated to the operation of a Web-based community or Web site. There are at present no definitive agreements or agreements in principal relating to the acquisition of any other business activities by the Company and management is unable to state the nature of the business activities that may be undertaken in the future. It is expected that the redirection of the Company's business activities will involve it in a business combination or other material transaction.

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         Efforts are also ongoing to sell the website assets owned and operated by the Company's wholly owned subsidiary, i5ive Communications Inc. These assets, which include primarily property, plant and equipment, as of September 30, 2001, had a book value of US$132,000, after accumulated amortization of US$118,000. During the two years and nine months ended September 30, 2001, these assets produced revenues of US$1,925, US$1,620 and US$12,043, respectively. During the two years and nine months ended September 30, 2001, the Company had other income, net, which was primarily interest income, of US$146,000, US$378,000 and US$167,000, respectively. The Company has been engaged in negotiations with an unaffiliated privately-owned entity that has expressed an interest in acquiring an option to acquire the Web site assets. No definitive agreements have been entered into and the negotiations are continuing. At present, the terms of the transaction would involve a 60-day option to purchase the Web site assets for a total purchase price, including the option price, of US$155,000. In exchange, the Company would receive a 26% equity interest in the entity acquiring the assets and a 5% equity interest in the acquiror's parent corporation. In addition, the Company would be required to expend US$155,000 in the ongoing operations of the Website. There can be no assurance that this or any other agreement involving the Company's Web site assets will be concluded.

         On February 14, 2002, the Company mailed to its stockholders an Information Statement Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 there under. Reference can be made to that Information Statement for further information regarding the changes in the Company's Board of Directors and other matters described above.

         This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the future business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or changes in those activities and involve risks and uncertainties. The Company's future business activities involve significant risks, including among others, its possible inability to successfully redirect the Company's activities or enter into any related agreements. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and annual report on Form 10-K. The filings may be viewed at http://www.sec.gov.

CONTACT:
Doug Loblaw
Investor Relations
Suite101.com
Tel:  604-682-1400
Fax:  604-682-3277
dougl@suite101.com


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